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SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF
SECURITIES PURSUANT TO SECTION 12(b) OR (g)
OF THE SECURITIES EXCHANGE ACT OF 1934

Metals USA, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State of incorporation or organization)	76-0533626 (I.R.S. Employer Identification No.)
Three Riverway, Suite 600 Houston, Texas (Address of principal executive offices)	77056 (Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, ($.01 par value per share)	American Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1: DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

Common Stock

        This registration statement on Form 8-A relates to the registration of common stock, par value $0.01 per share (the "Common Stock"), of Metals USA, Inc., a Delaware corporation (the "Company"), pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in connection with the listing of the Common Stock on the American Stock Exchange (the "AMEX"). This Registration Statement will become effective upon (and only upon) certification from the AMEX to the Securities Exchange Commission (the "SEC") of the approval by the AMEX of the Common Stock for listing. The Common Stock is currently (x) registered pursuant to Section 12(g) of the Exchange Act in accordance with the registration statement on Form 8-A, filed with the SEC on November 20, 2002 (File No. 001-13123) and (y) quoted on the OTC Bulletin Board. Upon the effectiveness of this Registration Statement, the Common Stock will be listed on the AMEX.

        In accordance with the Plan of Reorganization Under Chapter 11 of the Bankruptcy Code for Metals USA, Inc. and its Affiliated Debtors dated September 18, 2002 (the "Plan") and pursuant to the Amended and Restated Certificate of Incorporation (the "Restated Certificate of Incorporation") and Bylaws (the "Bylaws") of the Company which have become effective in accordance with the Plan on October 31, 2002 (the "Effective Date") of the Plan, the Company is authorized to issue 200,000,000 shares of the Common Stock, and 5,000,000 shares of Preferred Stock, $.01 par value per share (the "Preferred Stock"). The following description of the capital stock of the Company is qualified in its entirety by reference to the Restated Certificate of Incorporation and the Bylaws, copies of which have been filed as Exhibits 2.1 and 2.2, respectively, to this Registration Statement.

        Dividend Provisions.    Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock shall be entitled to receive dividends, when and as declared by the Board of Directors, provided the Company has funds legally available for the payment of such dividends. It is not expected that dividends will be declared on the Common Stock in the foreseeable future.

        Voting Rights.    Each holder of Common Stock issued and outstanding, except where otherwise provided by law, shall be entitled to one vote, in person or by proxy, for each share of Common Stock held of record by such holder.

        Liquidation Rights.    In the event of any dissolution, liquidation or winding up of the Company, subject to preferences that may be applicable to any outstanding Preferred Stock the holders of Common Stock shall be entitled to receive all assets of the Company available under law for distribution to stockholders.

        Preemption Rights.    The Common Stock shall not carry with it any preemptive or preferential rights to purchase or subscribe for any additional shares of Common Stock or any other capital stock that may be issued in the future by the Company.

        Liability.    All of the outstanding shares of the Common Stock shall be fully paid and nonassessable.

        Preferred Stock.    The Board of Directors shall have the authority to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the rights, qualifications, preferences, privileges, limitations or restrictions of each such series, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or the designations of such series, without further vote or action by the stockholders.

        Delaware Statute regarding Restrictions of Business Combinations and Other Transactions. As expressly provided in the Restated Certificate of Incorporation, the Company will not be governed by Section 203 of the Delaware General Corporation Law which restricts certain transactions and business combinations between the Company and certain interested stockholders.

        Possible Anti-Takeover Effects of Certain Provisions of the Company's Restated Certificate of Incorporation and Bylaws. Certain provisions of the Restated Certificate of Incorporation and Bylaws of the Company summarized in the following paragraphs may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

        Special Meeting of Stockholders.    The Bylaws provide that special meetings of stockholders of the Company may be called only by the President or Secretary upon the written request of a majority of the Board of Directors or stockholders holding together at least a majority of all the outstanding shares of the Common Stock of the Company entitled to vote at the meeting. This provision of the Bylaws may make it more difficult for stockholders to take action opposed by the Board of Directors.

        Advance Notice Requirements for Stockholder Proposals and Director Nominations.    The Bylaws shall provide that stockholders seeking to bring business before an annual or special meeting of the stockholders, or to nominate candidates for election as directors at an annual or special meeting of stockholders, must provide timely notice thereof in writing. To be timely for an annual meeting, a stockholder's notice must be delivered to or mailed to and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the ninetieth (90th) day prior to such annual meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation. In addition, only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the order of the Board of Directors or stockholders under which the special meeting has been called in accordance with the Bylaws. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the order of the Board of Directors or stockholders under which the special meeting has been called in accordance with the Bylaws (a) by or at the direction of the Board of Directors or (b) by any stockholder who is a stockholder of record at the time of giving of notice, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in the Bylaws. In the event a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors has been called under order of the Board of Directors or stockholders in accordance with the Bylaws, any stockholder may nominate a person or persons (as the case may be), for election to such positions(s) as specified in the Corporation's notice of meeting, if the stockholder's notice required by the Bylaws shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the ninetieth (90th) day prior to such special meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. The Bylaws also specify certain requirements for a stockholder's notice to be in proper written form. The provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from making nominations for directors at an annual or special meeting.

ITEM 2: EXHIBITS.

    1.1
    Form of Common Stock Certificate, incorporated by reference to Exhibit 1.1 to the Company's Registration Statement on Form 8-A (File No. 1-13123) filed with the Commission on November 20, 2002

    2.1
    Amended and Restated Certificate of Incorporation of the Company, incorporated by reference to Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q (File No. 1-13123) filed with the Commission on November 14, 2002

    2.2
    Amended and Restated Bylaws of the Company, incorporated by reference to Exhibit 4.2 to the Company's Quarterly Report on Form 10-Q (File No. 1-13123) filed with the Commission on November 14, 2002

    2.3
    Warrant Agreement, dated as of October 31, 2002, between the Company and Equiserve Trust Company, N.A., as Warrant Agent, incorporated by reference to the Company's Registration Statement on Form 8-A (File No. 1-13123) filed with the Commission on November 20, 2002

    2.4
    Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code with Respect to Plan of Reorganization under Chapter 11 of the Bankruptcy Code for Metals USA, Inc. and its Affiliated Debtors dated September 18, 2002 incorporated herein by reference to Exhibit 99.1 to the Company's Current Report on Form 8-K (File No. 1-13123) filed with the Commission on September 19, 2002.

    4.5
    Registration Rights Agreement, dated as of October 31, 2002, between the Company and the initial holders, incorporated herein by reference to Exhibit 4.3 to the Company's Quarterly Report on Form 10-Q (File No. 1-13123), filed with the Commission on November 14, 2002.

    4.5(a)
    Amendment to Registration Rights Agreement, dated as of April 3, 2003, between the Company and the initial holders.

SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

METALS USA, INC.
By:	/s/ TERRY L. FREEMAN
Name:	Terry L. Freeman
Title:	Senior Vice President and Chief Financial Officer

Date: April 30, 2003

EXHIBIT INDEX

Exhibit Number	Description
4.5(a)	Amendment to Registration Rights Agreement, dated as of April 3, 2003, between the Company and the initial holders.

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INFORMATION REQUIRED IN REGISTRATION STATEMENT
SIGNATURE
EXHIBIT INDEX